Exhibit 99.1

TEJON RANCH CO. REPORTS

2010 RESULTS OF OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) – February 28, 2011 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the year ended December 31, 2010, with the Company showing an increase in revenue from operations of more than $7.26 million and an increase in net income of more than $7.55 million. For the year ended December 31, 2010, the Company had net income attributable to common stockholders of $4,175,000, or $0.22 per common share, compared to a net loss of $3,377,000, or $0.19 per common share in 2009. Revenue from operations for the year ended December 31, 2010 was $35,513,000 compared to $28,251,000 of revenue for the same period during 2009. All per share references in this release are presented on a fully diluted basis.

For the fourth quarter of 2010, the Company had an increase in revenue but showed a loss from operations. For the final three months of 2010, the Company had a net loss of $1,193,000, or $0.06 per common share, compared to a net loss of $262,000, or $0.01 per common share for the fourth quarter of 2009. Revenue from operations for the fourth quarter of 2010 was $10,883,000, compared to $9,828,000 of revenue during the same period in 2009.

“The Company’s financial performance showed improvement throughout 2010 led by our record farming revenues,” said Robert A. Stine, President and CEO. “The Company also achieved a significant milestone in 2010, with the Kern County Superior Court’s affirmation of the approval of Tejon Mountain Village in 2009 by the Kern County Board of Supervisors. We also believe our strong balance sheet will allow us to continue to grow and support our real estate activities.”

Results of Operations for the Year Ended December 31, 2010:

The improvement in net income during 2010 is largely the result of higher farming revenues and an overall reduction in operating expenses. The reduction in operating expenses included a significant reversal of stock compensation expense. During 2010, the primary driver of the improvement in revenues was an increase of $5,593,000 in farming revenues due primarily to an increase in pistachio production and prices. In fact, pistachio production increased by 97% during 2010 when compared to 2009 and prices increased 68%. Commercial/industrial revenues also grew by $1,660,000 when compared to 2009 due to higher oil royalties of $1,160,000, a land sale for $604,000, and increased ancillary land management services. These improvements were partially offset by lower aggregate and cement production due to the continuing slow demand for construction materials. Expenses from operations declined across all operating segments due primarily to the reversal of $6,327,000 of stock compensation expense during the third quarter of 2010. This reversal of compensation expense is due to the modification of existing performance milestone grants. During the third quarter of 2010, the Board of Directors approved new milestone performance grants, which also included the extension of previously issued grants, related to the Company’s real estate activities. In performing the accounting for these new grants it was determined that the milestone grants being modified would not be achieved due to time constraints. Because of this, current year and prior year expense related to the modified shares was reversed.

Results of Operations for the Fourth Quarter of 2010:

The improvement in revenue during the fourth quarter of 2010 is due primarily to a land sale for $604,000 to a group that is planning to construct a hotel next to the new TA Travel Center and to improved oil royalties during the quarter. These improvements were partially offset by a decline in almond revenue during the quarter compared to the same period in 2009 due to fewer sales because of the late 2010 harvest.

The increase in loss for the fourth quarter of 2010 when compared to the fourth quarter of 2009 is due to increased stock compensation expense related to the new milestone performance shares granted in September 2010. This increase in compensation expense as well as incurring additional professional service fees related to legal and audit activities, when compared to the fourth quarter of 2009, more than offset the improved revenues described above.

2011 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for future growth of the Company. On December 31, 2010, total capital was approximately $277,000,000, with debt accounting for less than one percent of total capital. On December 31, 2010, we also had cash and securities totaling approximately $71,000,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2011, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures. The Company believes the variability of its quarterly and annual operating results will continue during 2011. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2010 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2010

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2010	2009	2010	2009
REVENUES:

Real Estate - Commercial/Industrial	$5,159	$3,752	$16,656	$14,996
Real Estate - Resort/Residential	3	78	281	272
Farming	5,721	5,998	18,576	12,983

Revenues from Operations	10,883	9,828	35,513	28,251

OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	2,192	546	5,997	2,527
Real Estate - Resort/Residential	(936)	(908)	(2,808)	(4,171)
Farming	356	833	7,662	1,179

Income (Loss) from Operating Segments	1,612	471	10,851	(465)

Investment Income	271	405	979	1,640
Other Income	27	11	61	45
Corporate Expenses	(3,526)	(1,283)	(5,612)	(7,311)
Interest Expense	68	—	(9)	(70)

Income (Loss) from Operations before Equity in Earnings (Loss) of Unconsolidated Joint Ventures	(1,548)	(396)	6,270	(6,161)

Equity in Earnings (Loss) of Unconsolidated Joint Ventures	(119)	(104)	541	374

Income (Loss) from Operations before Income Tax	(1,667)	(500)	6,811	(5,787)
Income Tax Expense (Benefit)	(381)	(232)	2,852	(2,354)
Non-Controlling Interest	93	6	216	56

Net Income (Loss) Attributable to Common Stockholders	$(1,193)	$(262)	$4,175	$(3,377)

Net Income (Loss) Per Common Share, Basic	$(0.06)	$(0.01)	$0.23	$(0.19)
Net Income (Loss) Per Common Share, Diluted	$(0.06)	$(0.01)	$0.22	$(0.19)

Average Shares Outstanding, Basic	19,750,066	17,467,301	18,515,958	17,459,293
Average Shares Outstanding, Diluted	19,793,911	17,937,971	18,571,307	17,921,377